Exhibit 10.1

LEASE AGREEMENT

THIS LEASE , made as of the 16th day of January, 2008, by and between DANSVILLE PROPERTIES, LLC, a New York limited liability company with offices at 9431 Foster Wheeler Road, Dansville, New York 14437 (hereinafter called the “Landlord”), and AMERICAN MOTIVE POWER, INC., a Nevada Corporation, with offices at 9431 Foster Wheeler Road, Dansville, New York 14437 (hereinafter called “Tenant”).

WITNESSETH:

SECTION 1: DEMISED PREMISES

1.1           (a)           Landlord hereby leases to Tenant and Tenant hereby takes from Landlord, for the term and upon the terms, covenants and conditions set forth in this Lease, the following portions of the parcel of land having an area of approximately 76 acres (the “Property”) and buildings thereupon owned by Landlord (the “Building”) located at 9421 Foster Wheeler Road, Town of North Dansville, Livingston County, New York:

(1)	manufacturing space known as Bays 3, 4, 5 and 6, along with the component room attached to Bay 3 (having a total area of approximately 236,663 square feet);

(2)	receiving building (having an area of approximately 6,940 square feet);

(3)	first-floor office space (having an area of approximately 8,867 square feet) (combined for a total of approximately 252,470 square feet of the Building); along with;

(4)	railroad spurs 3-1, 3-2, 6-1, 6-2, 6-3, 6-4, 6-5; and

(5)
certain areas of the Property which are adjacent to the Building or railroad spurs and which are marked “AMP Only Area” on the map attached hereto as Exhibit “A”, subject, however, to the right of Landlord for reasonable access over the “AMP Only Area” for the purpose of conducting maintenance operation.;

the dimensions and location of which are shown on the map attached hereto as Exhibit “A” and made a part hereof, together with all rights, privileges, easements and appurtenances belonging thereto (the “Demised Premises”).

(b)           Tenant shall have the right to use in common with Landlord and any other tenants in the Building certain areas of the Building (the “Building Common Areas”) shown on Exhibit “A” attached hereto. The Building Common Areas include the main entrance lobby, common access to production areas, and common facility loading/shipping dock as required.  Tenant’s use of the Building Common Areas shall be subject to the rules and regulations adopted by Landlord as provided in Section 28.11 hereof.

    1.2           Tenant shall have the right to use in common with Landlord and any other tenants on the Property certain areas of the Property (the “Exterior Common Areas”) shown on Exhibit “A” attached hereto.  The parking areas, driveways, landscaped areas, entrances and exits, and all other areas on the Property which are designated as Exterior Common Areas on Exhibit “A” hereto, are for the common use and benefit of Landlord and its tenants. The Exterior Common Areas include the main parking lot and the additional access road as needed, as well as all railroad track outside of the Building excluding those sections of track leased exclusively to Tenant which are enumerated in Section 1.1 above, provided that Tenant’s right to access portions of the railroad track included in the Exterior Common Areas shall not include the right to store locomotives on certain tracks marked on Exhibit A as “No Rail Storage”.  Landlord hereby gives and grants unto Tenant an easement over, on, and through the parking areas adjacent to the Demised Premises, for ingress and egress to and from the Demised Premises and for parking, the same to be used and enjoyed by Tenant, its invitees, customers, and the general public, together with and subject to the rights granted from time to time by Landlord to other tenants and occupants of Landlord’s premises. Landlord may, at any time and from time to time, construct any new structures upon the Exterior Common Areas and make any changes in the plan, layout, design, area or size of the Exterior Common Areas which it, in its sole and exclusive discretion, may deem advisable, provided that any such structures or changes do not materially interfere with Tenant’s access to or use of the Demised Premises. Landlord may at any time close a portion of the Exterior Common Areas to make repairs or changes therein or to effect construction, repairs or changes to the Property, to prevent the acquisition of public rights in such areas, or to discourage non-tenant parking.  Tenant’s use of the Exterior Common Areas shall be subject to the rules and regulations adopted by Landlord as provided in Section 28.11 hereof. (The Building Common Areas and the Exterior Common Areas are sometimes hereinafter collectively referred to as the “Common Areas.”)

SECTION 2: LANDLORD’S WORK

2.1           Tenant hereby accepts the Demised Premises in its current “As-Is” condition and acknowledges that Landlord has made no representations or warranties, express or implied, with respect to the condition of the Demised Premises, or its suitability for the conduct of Tenant’s business other than that Landlord will provide a “dry shell” for Tenant’s use.  Notwithstanding the above, Landlord agrees to perform the work and install the improvements described in Exhibit “B” attached hereto and made a part hereof (“Landlord’s Work”).  The timeframe for the performance of Landlord’s Work shall be at Landlord’s discretion within the timeframes set forth on Exhibit “B” and Landlord shall perform the Landlord’s Work in such a manner as to minimize the effect on Tenant’s operations as much as reasonably possible.

SECTION 3: TERM

3.1           The term of this Lease shall be for a period of approximately seven (7) years, commencing on January 16, 2008 (the “Commencement Date”) and expiring on December 31, 2014 (the “Expiration Date”) (or until such term shall sooner cease or expire) (the “Initial Term”).

3.2           Tenant is hereby granted the option to renew this Lease for two (2) successive periods of five (5) years each following the Initial Term (the “Renewal Terms”) upon the same terms, covenants and conditions (except the clauses relative to rent and renewal), provided that at the date of exercise of said option to renew and at the date of commencement of the applicable Renewal Term there is no default by Tenant beyond any applicable cure period, and provided further that

Tenant shall exercise said option to renew by written notice to Landlord not less than one (1) year prior to the Expiration Date, with respect to the first Renewal Term, and not less than one (1) year prior to the expiration of the current Renewal Term, with respect to the subsequent Renewal Terms.

3.3           The term “Lease Year” shall mean each twelve (12) month period beginning on the first day of the term of this Lease and each yearly anniversary thereafter, provided the commencement of the term of this Lease is on the first day of the month.  If the term of this Lease commences on any other day than the first day of the month, then the Lease Year shall begin on the first day of the month following the end of the month during which the term of this Lease commences.  Any period prior to the first Lease Year or any period subsequent to the last Lease Year within the term of this Lease shall be adjusted with respect to rent or any other matter provided in this Lease in which the Lease Year is a factor.

SECTION 4: RENT

4.1           Tenant covenants and agrees to pay to Landlord, in lawful money of the United States, at the office of Landlord as above set forth or at such other place as Landlord may designate by written notice to Tenant, without any prior demand and without any setoff or deduction whatever, rental for the Demised Premises in the annual amounts specified in Section 4.2 below payable in equal monthly installments in the monthly amounts specified in Section 4.2 below in advance on the first day of each month during the term of this Lease.  Tenant agrees to pay Landlord on the Commencement Date for the pro rata portion of the monthly rent for the period between the Commencement Date and the last day of the month in which the Commencement Date occurs.

4.2           Rent during the Initial Term shall be payable as follows:

Year	Annual Rent	Monthly Rent

1	$378,705.00	$31,558.75
2	$631,175.00	$52,597.92
3	$631,175.00	$52,597.92
4	$820,527.50	$68,377.29
5	$946,762.50	$78,896.88
6	$946,762.50	$78,896.88
7	$946,762.50	$78,896.88

4.3           Rent during each of the Renewal Terms shall be payable as follows:

Renewal Term	Annual Rent	Monthly Rent

1	$795,280.50	$66,273.38
2	$835,675.70	$69,639.64

    4.4           In the event any installment of rent or additional rent is not paid within five (5) days after it becomes due, a late fee equal to five percent (5%) of the late amount shall be charged and shall be payable with such late payment as additional rent.

SECTION 5: USE

5.1           Tenant may only use and occupy the Demised Premises for the purpose of repairing, remanufacturing and rebuilding of locomotives and locomotive engines, as well as providing related goods and services to the railroad industry, and providing engineering or maintenance services for the wind power industry (the “Business”) and related ancillary uses, and for no other purpose.

5.2           Tenant shall not, without Landlord’s permission, use or allow upon the Demised Premises anything, other than uses described in Section 5.1, which will invalidate any policy of insurance now or hereafter carried on the Property or on any of the contents thereof, or which may be dangerous, or which will cause an increase in the rate of fire insurance on the Property or contents of any of the other tenants or occupants at the Property; if Landlord grants said permission it shall be solely on the condition that Tenant will pay on demand any increase in insurance premiums on the  Property or on the contents of the Property resulting from said use; nor shall Tenant place any weight upon the floors which shall exceed the weight-bearing capacity of the floors; nor permit any unreasonable noise; nor permit any unreasonable odors to be emitted; nor do or permit anything tending to create a nuisance or to unreasonably disturb any other tenant or the occupants of neighboring property.

5.3           While Tenant does not currently believe it will be necessary to do so, Tenant reserves the right to install, at Tenant’s sole cost and expense, portable office structures within or immediately adjacent to Bays 3,4,5 or 6, as needed, within the area marked “AMP Only Area” on Exhibit “A”.

SECTION 6: REAL ESTATE TAXES

6.1           Tenant agrees to pay directly to the taxing authorities, all Taxes assessed against the Demised Premises.  Upon receipt of a tax bill from the local taxing authority, Landlord shall furnish a copy of such tax bill to Tenant.  Tenant agrees to pay to the taxing authorities the amount of Taxes due, in the form of a check payable to the applicable taxing authority, no later than thirty (30) days after receipt by Tenant of the above invoice, or five (5) days prior to the due date for such tax bill, whichever date is earlier.  The term “Taxes” means all real property taxes, assessments, embellishments, sewer and water taxes and charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen governmental levies of any kind or nature whatever (hereinafter referred to as “Taxes”) assessed, levied, confirmed, imposed or which become a lien upon the land, building and improvements comprising the Demised Premises for and in respect of any tax period during the term of this Lease.  Tenant agrees to pay the amount of Taxes assessed against the Demised Premises as determined by the local taxing authority.  In the event the local taxing authority does not separately assess Taxes against the Demised Premises, then the amount of Taxes shall be determined in good faith by Landlord and Tenant based upon the assessed value of the buildings, improvements and land comprising the entire tax account of which the Demised Premises are a part.

6.2           Anything herein contained to the contrary notwithstanding, Landlord agrees that Tenant shall have the right to contest the amount or legality of any Taxes which it is obligated to pay, and the right to make application for the reduction thereof or of any assessment upon which the same may be based, but this shall not be deemed or construed in any way as releasing or discharging Tenant’s covenant to pay such Taxes.  Landlord shall, at the request of Tenant, join in any such proceedings or applications; provided that Tenant agrees to indemnify Landlord against all liabilities, damages, costs and expenses, including counsel fees, in connection therewith, and all such proceedings and applications shall be without cost or expense or liability to Landlord.  If Tenant shall contest the amount or legality of any such imposition, or make application for the reduction thereof, or of any assessment upon which the same may be based, the time within which Tenant shall be required to pay the same shall be extended until such contest or application shall have been finally determined (including all appeals with respect thereto), but only if such legal proceedings or such action as Tenant may and does take in connection therewith shall operate to prevent or stay the collection of the imposition so contested and the sale of the Demised Premises, or any part thereof, to satisfy the same.  Tenant agrees that it will prosecute any such contest or application with due diligence and that it will, within thirty (30) days after final determination thereof (including all appeals with respect thereto), pay the amount of such Taxes which may have been the subject of such contest or application as so determined, together with any interest and penalties, costs and charges which may be payable in connection therewith; provided, however, that if at any time payment of the whole or any part of the amount so contested shall be necessary in order to prevent a sale or forfeiture of the Demised Premises or any part thereof or interest therein because of the non-payment of such imposition, then Tenant shall be obligated at all times to protect the title and interest of Landlord in the Demised Premises, including all buildings, improvements and equipment thereon, against any forfeiture or loss resulting from the nonpayment of any Taxes or any penalties, costs of charges in connection therewith.

6.3           Nothing herein contained shall require Tenant to pay municipal, state or federal income, excess profits, revenue or excise taxes assessed against or imposed upon Landlord, or municipal, state or federal capital levy, capital stock, estate, succession, inheritance, devolution, transfer or gift taxes of Landlord, or corporation franchise taxes imposed upon any corporate owner of the fee (or undivided interest(s) in the fee) of the Demised Premises, or any other taxes of a similar nature which are or may become payable by Landlord or which may be imposed against Landlord or against the rent payable hereunder or upon the income or profits of Landlord by reason of any law now in force or hereafter enacted.

SECTION 7: TENANT’S PRO RATA SHARE OF OPERATING CHARGES

7.1           (a)           During the term of this Lease, Tenant shall pay to Landlord as additional rent its pro rata share of “Operating Charges” including premiums for fire, casualty, rent and liability insurance maintained by Landlord with respect to the Property, and Landlord’s costs for the maintenance and general repair of the Common Areas pursuant to Section 11.3 (collectively, “Operating Charges”).

(b)           The following costs and expenses shall not be included as Operating Charges:

(i)	Executives' salaries above the grade of building manager;

(ii)	Cost of repairs or replacements incurred by reason of fire or other casually or condemnation to the extent Landlord is compensated therefor by insurance;

(iii)	Advertising and promotional expenditures;

(iv)	Depreciation costs;

(v)	Brokerage commissions;

(vi)	Landlord's income taxes;

(vii)	Refinancing costs, mortgage interest and amortization (except as otherwise provided herein);

(viii)	Legal or consulting fees of any kind, other than those expenses incurred for the general benefit of the Building's tenants;

(ix)	Costs incurred in selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interests in the Building or the Property;

(x)	Costs incurred in removing toxic or hazardous materials (as defined in this Lease) from the Building or Property which occur or exist through no fault of Tenant;

(xi)	Debt service payments;

(xii)	Costs associated with remedying any latent defects in the construction of the Building's roof, foundation, or walls;

(xiii)	Costs, fines or penalties imposed upon Landlord for violating any law, rule or regulation, or for breaching its obligations under any lease; and

(xiv)
Costs, lines or penalties imposed upon Landlord as a result of late or delinquent payments (unless such costs, fines or penalties are imposed as a result of Tenant’s failure to perform its obligations hereunder).

(c)           An estimate of Tenant’s pro rata share of the Operating Charges for the period ending December 31, 2008 is set forth in Exhibit “C”.  Notwithstanding paragraph (d) of this Section 7.1, Tenant shall pay, as additional rent, the amounts set forth in Exhibit “C” in equal monthly installments commencing on the first day of the month following the Commencement Date through and including December 1 of that year.

(d)           On or before January 1 of each succeeding calendar year during the term of this Lease, Landlord shall prepare and send to Tenant an estimate of Tenant’s pro rata share of the Operating Charges for the ensuing calendar year.  Tenant shall pay that amount as Additional Rent in twelve equal monthly installments commencing January 1 of each year to and including December 1 of that year.

(e)           If Landlord fails to prepare and send to Tenant an estimate of Tenant’s pro rata share of the Operating Charges for any calendar year on or prior to January 1:  (i) Tenant shall continue to pay each month an amount equal to the Operating Charges paid for the prior calendar year; and (ii) Landlord shall prepare and send to Tenant an estimate as soon thereafter as feasible.  Tenant shall, on the first day of the month following receipt of the estimate, pay as additional rent Tenant’s pro rata share of the Operating Charges in equal monthly payments over the remainder of the calendar year plus (in lump sum) any amount equal to the short-fall, if any, in the Operating Charges due for preceding months of that calendar year.

(f)           Within ninety days after the expiration of each calendar year during the Lease Term, Landlord shall determine Tenant’s actual pro rata share of the Operating Charges for that year. Should Tenant’s actual pro rata share of the Operating Charges for the prior calendar year exceed the estimate, Tenant shall pay the excess on demand.  Should Tenant’s actual pro rata share of the Operating Charges for the prior calendar year be less than the estimate, Landlord shall credit such excess against Tenant’s pro rata share of the estimated Operating Charges for the next calendar year or, at Landlord’s option, shall remit such excess to Tenant.  In the event that the Expiration Date is a date other than December 31, Tenant’s pro rata share of the Operating Charges for the calendar year in which the Expiration Date occurs shall be based on the estimate for the entire calendar year in which the Expiration Date occurs, prorated to the Expiration Date, and no annual adjustment shall be made.

(g)     Tenant’s pro rata share for purposes of computing Operating Charges shall be 52.7 percent.

(h)     Notwithstanding the foregoing, it is agreed that with regard to Controllable Expenses (hereinafter defined), Tenant's obligation to pay any increases in Controllable Expenses for any year of the Term of this Lease, shall be limited to an increase of ten percent (10%) per year (the “Cap”) from the amount paid with respect to Controllable Expenses for the immediately preceding year; provided, however, that if any such increase in Controllable Expenses is less than the maximum amount that Controllable Expenses could have increased pursuant to the foregoing applicable Cap (the difference between the maximum amount that such Controllable Expenses could have increased and the amount that they did in fact increase is referred to herein as the "Unused Cap"), then the Unused Cap shall be applied to increase the Cap that is applicable to the year in question and for all subsequent years until all Unused Cap amounts arc exhausted. Furthermore, the Unused Cap for all years shall be cumulated and be applied to increase the Caps applicable to all subsequent years in the Term of the Lease. It is the intention of this provision that the Cap provided with respect to Controllable Expenses be a “cumulative cap.”  The term "Controllable Expenses" shall mean all Operating Charges, except (1) Taxes, (2) premiums for insurance required to be maintained by Landlord under the Lease, (3) the cost of jointly metered utilities provided to the Building, and (4) expenses incurred in order to comply with the requirements of a governmental authority or applicable law or regulation.

SECTION 8: INSURANCE

8.1           Tenant shall carry, at its own expense, and shall cause each of its contractors and subcontractors to carry, public liability insurance with coverage of at least $3,000,000/$5,000,000 personal injury and $1,000,000 property damage insurance for the benefit of Landlord and Tenant and the Livingston County Industrial Development Agency.  In addition, each such insurance policy shall contain a contractual liability endorsement specifically covering the indemnities set forth in this Lease.  Tenant shall also cause each of its contractors and subcontractors to carry workers’ compensation insurance and any other forms of insurance with respect to their employees required by law.  A certificate of insurance for the above policies shall contain an endorsement by the insurance company agreeing to give Landlord, Livingston County Industrial Development Agency and Landlord’s lender thirty (30) days’ written notice before canceling or modifying the coverage for any reason.  Should the Tenant fail to pay the premium on said policies, Landlord may pay the same and charge the cost thereof, together with interest thereon at the rate of eighteen percent (18%) per annum (or such lesser rate of interest as may be the maximum permitted by applicable law) from the date of such payment, to the Tenant as additional rent on the next rental payment date.

8.2           All insurance required of Tenant by this Lease shall be procured and maintained in financially sound and generally recognized responsible insurance companies licensed to do business in the State of New York.  All insurance required by this Lease may be provided under Tenant’s blanket policies from time to time in effect.  A certificate of insurance for the policies required pursuant to Section 8.1 above shall be delivered to Landlord on the date upon which Tenant occupies the Demised Premises for any reason, but in no event later than the Commencement Date.  Tenant shall thereafter on each anniversary of the Commencement Date deliver to Landlord a new certificate dated no more than thirty (30) days prior to the date of delivery to Landlord reciting that the policies required by Section 8.1 are in full force and effect.  Prior to the expiration of any such policy, Tenant shall furnish Landlord evidence that the policy has been renewed or replaced.

8.3           Landlord shall maintain during the term of this Lease a policy or policies of insurance insuring the Building against loss or damages due to fire and other casualties covered within the classification of fire and extended coverage (e.g., wind, hail, vehicles, explosions and/or smoke) and all risk perils in amounts commercially reasonable for this type of Building.

SECTION 9: ALTERATIONS AND TITLE TO IMPROVEMENTS

9.1           Tenant shall not make any changes, alterations, additions or improvements (“Alterations”) to the Demised Premises, other than (a) to install fencing at the borders of the Demised Premises as it deems necessary to provide secure work areas for its employees and secure storage areas for its assets; and (b) to install, at Tenant’s sole cost and expense, portable and/or temporary office structures within or adjacent to Bays 3, 4, 5 and 6 as needed, within the area marked “AMP Only Area” on Exhibit “A”; unless Tenant has first obtained Landlord’s written consent to any such Alterations, which consent shall not be unreasonably withheld, conditioned or delayed.

9.2           All Alterations made by Tenant shall remain the property of Tenant during the term of this Lease, and, except as provided below, shall become the property of Landlord upon termination of this Lease, at no expense to Landlord, and shall remain upon and be surrendered with the Demised Premises, as part thereof, at the expiration or termination of this Lease, unless Landlord had required at the time it had consented to such Alterations (as provided in Section 9.1 hereof) that Tenant remove such Alterations at the expiration or termination of this Lease, then Tenant shall so remove any such Alterations and repair any damage to the Premises caused by such removal and shall restore the Premises to substantially the same condition as existed prior to the time such Alterations were made to the Demised Premises by Tenant.  Notwithstanding the above, Tenant may remove any Alterations from the Premises prior to the expiration or termination of this Lease provided Tenant, at its sole cost and expense, repairs any damage to the Premises caused by such removal and restores the Premises to substantially the same condition as existed prior to the time such Alterations were made to the Premises by Tenant.  This covenant shall survive the expiration or termination of this Lease.

SECTION 10: REPAIRS AND MAINTENANCE – TENANT

10.1           Tenant shall take good care of the Demised Premises, shall keep the Demised Premises in good and safe operating order and condition and shall not permit any waste, environmental or otherwise, to accumulate at the Demised Premises.  Tenant shall use and operate the Demised Premises in the manner for which it was designed and intended, and shall make all non-structural repairs to the interior thereof and to the fixtures and equipment therein.  All repairs shall be equal in quality, class and value to the original work.  Should any repairs which Tenant is required to perform under this Section require any disruption to utilities servicing the Building, such as gas, water, electric and communications, then such work may only be performed under the direct management and supervision of Landlord.  Tenant’s responsibilities for the maintenance and repair of certain portions of railroad tracks are set out in Exhibit “C-1” attached hereto.  Tenant shall be responsible for repairing any portions of the railroad tracks included in the Exterior Common Areas as described in Section 1.2 hereof to the extent such repairs are required as a result of Tenant’s use of such tracks.  Tenant’s responsibilities for the maintenance and repair of the overhead cranes within the Demised Premises are set out in Exhibit “C-2” attached hereto. Should any work need to be performed by subcontractors, those subcontractors, if acceptable to Landlord, will be promptly approved by Landlord provided they supply to Landlord all required insurance verification.  Upon the expiration or other termination of this Lease, Tenant shall surrender the Demised Premises and any remaining Alterations made by Tenant or Landlord, to Landlord, broom clean and in as good condition as prevailed as of the Commencement Date or, with respect to Alterations, as of the date such Alterations were made, ordinary wear and tear excepted.  In the event Tenant fails to surrender the Demised Premises to Landlord in the condition required hereunder or to correct any alterations made to the Demised Premises, Landlord may cause the same to be done for Tenant, and Tenant agrees to pay the cost thereof on demand as additional rent.  The provisions of this Section shall survive the termination or expiration of this Lease.

10.2           Tenant covenants and agrees to keep the Demised Premises safe, clean and to keep the Demised Premises free from rubbish at its own expense.  Tenant shall not permit any accumulation of trash or garbage at the Demised Premises. Tenant agrees to reimburse Landlord, as additional rent, for the cost to Landlord of removal from the Demised Premises and the Property of any refuse and rubbish of Tenant in excess of normal waste.

SECTION 11: REPAIRS AND MAINTENANCE – LANDLORD

11.1           Tenant shall give to Landlord prompt written notice of any damage to, or defective condition in, the Demised Premises, the structure of the Building within or attached to the Demised Premises, or in any part or component of the overhead cranes, plumbing, electrical, heating, air conditioning, or other systems serving the Demised Premises or the Building Common Areas.  Landlord shall make all replacements, renewals and repairs to the Building Common Areas (except for those portions of the Building Common Area that are located within portions of the Building leased to other tenants) and to the exterior of the Building of which the Demised Premises are a part, whether structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen) and to all gas, sewer and water laterals connecting the Building to any services.

11.2           Landlord agrees to maintain the Property and the Exterior Common Areas, and to cause the parking areas and access and ingress roads to be in good repair and to be reasonably free of refuse, ice and snow. Provided that Tenant’s use of the common areas is not unreasonably interfered with, Landlord may deposit accumulated ice and snow on portions of the common areas as may be necessary under the circumstances.

11.3           Operating Charges, for purposes of Section 7.1 hereof, shall include all costs incurred by Landlord in connection with the maintenance, repair, replacement, renewal and operation of the Building Common Areas and to the exterior of the Building and the Property, including all labor costs relating thereto, as required in Section 11.1 hereof, and all costs incurred in connection with the maintenance, repair and operation of the Exterior Common Areas as required in Section 11.2 hereof. These expenses include but are not limited to trash removal; landscaping, including lawn maintenance and trimming; maintaining, repairing and operating any signs for the Building; security; building receptionist; insurance premiums for casualty, liability and rent loss insurance; maintaining the over-head cranes; removal of snow, ice and debris from the parking areas and access and ingress roads; cleaning the Property and the Building; window cleaning; repaving and striping the parking areas; repairing and maintaining all curbing and sidewalk areas and repair and maintenance of any drainage, sewer or other utility systems servicing the Property.

11.4           Notwithstanding any other provisions of this Section 11 to the contrary, the costs of any repairs or maintenance caused by or resulting from the fault or negligence of Tenant, its contractors, invitees, agents or employees shall be Tenant’s sole responsibility, and shall be paid for by Tenant and shall not be included in Operating Charges.  The cost of such repairs shall be billed to Tenant by Landlord, and Tenant agrees to reimburse Landlord for the total cost of such repairs, as additional rent, within ten (10) days after receipt by Tenant of an invoice from Landlord.  Tenant shall not be entitled to any partial or total abatement of rent for periods during which such repairs are required to be made, whether such repairs are the responsibility of Landlord or Tenant.

SECTION 12: ASSIGNMENT AND SUBLETTING

12.1           This Lease may not be encumbered or assigned by Tenant other than to an affiliate of Tenant (provided such affiliate’s use of the Demised Premises does not compete with either the Landlord’s or any existing tenant’s use of the Property), and the Demised Premises may not be sublet by Tenant, in whole or in part, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld.  This lease may not be assigned by operation of law.

12.2           In the event Landlord consents to an assignment or sublease of the Demised Premises, Tenant shall not be relieved from primary liability for any of its obligations hereunder.

SECTION 13: UTILITIES

13.1           Landlord agrees to install sub-meters for gas and electric service for the Demised Premises.  Upon receipt of the invoices from the utility companies servicing the Building, Landlord shall submit to Tenant an invoice for its proportionate share of such invoices as indicated on such sub-meters together with supporting documentation.  Tenant agrees to pay to Landlord, as additional rent, its share of such utilities as shown on the invoices no later than five (5) business days after receipt of such invoices from Landlord.   Landlord shall not be liable for any failure of a utility company or governmental authority to supply such service or for any loss, damage or injury caused by or related to such service.

13.2           Landlord reserves the right to interrupt, curtail or suspend the utility services furnished to Tenant when the necessity therefor arises by reason of accident, emergency, mechanical breakdown, or when required by any law, order or regulation of any federal, state, county or municipal authority, or for any other cause beyond the control of Landlord.  Landlord shall make reasonable efforts to notify Tenant in advance of any such interruption, curtailment or suspension of utility services, and shall use reasonable diligence to complete all required repairs or other necessary work as quickly as reasonably possible so that Tenant’s inconvenience resulting therefrom may be for as short a period of time as circumstances will reasonably permit.  No diminution or abatement of rent or other compensation shall or will be claimed by Tenant as a result therefrom, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of such interruption, curtailment or suspension.

SECTION 14: SIGNS

14.1           Except for Tenant’s plan to install a large “American Motive Power” sign on the front of the Building in an area approved by a variance from the Town of North Dansville for the placement of such sign, Tenant shall neither place nor cause to be placed any sign of any kind at, in or about the Property or the Demised Premises, including doors and windows, except in such place or places and in keeping with such standard as may be designated by Landlord.  Any sign approved by Landlord shall conform to and meet all requirements of the proper governmental authorities having jurisdiction.  All licenses and permits for such signs shall be obtained by Tenant at its sole cost and expense.  Tenant shall at all times maintain any signs in good condition and repair and shall save Landlord harmless from injury to persons or property arising from the erection and maintenance of any such sign.  Tenant shall at all times maintain any sign or lettering in good condition and repair.  Upon the expiration or earlier termination of this Lease, Tenant shall remove all signs and repair any damage caused by such removal.

SECTION 15: MECHANIC’S LIENS

15.1           Tenant shall indemnify and save harmless Landlord against all loss, liability, costs, attorney’s fees, damages or interest charges as a result of any mechanic’s lien or any other lien filed against the Demised Premises as a result of any act or omission of Tenant or its agents or employees or as a result of any repairs, improvements, alterations or additions made by Tenant or its agents or employees.  Tenant shall, within thirty (30) days of the filing of any such lien, remove, pay or cancel said lien or secure the payment of any such lien or liens by bond or other acceptable security.  In the event Tenant fails to so dispose of any such lien, Landlord, at its option after thirty (30) days’ written notice delivered to Tenant, may pay the said lien or bond it at its discretion without inquiring into the validity thereof and Tenant shall forthwith reimburse Landlord for the total expense incurred by Landlord in discharging or bonding the said lien, together with interest thereon at the rate of eighteen percent (18%) per annum (or such lesser rate of interest as may be the maximum permitted by applicable law) from the date of such payment, as additional rent hereunder.  Tenant shall have the right, at all times and at its own expense, to contest and defend, on behalf of Tenant or Landlord, any action involving the cancellation, validity or removal of such lien or liens.

SECTION 16: WAIVER OF SUBROGATION

16.1           Landlord and Tenant each hereby releases the other, its officers, partners, directors, employees and agents, from liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property covered by valid and collectible fire insurance with standard extended coverage endorsement, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.  However, this release shall apply only to loss or damage (a) actually recovered from an insurance company and (b) occurring during such time as the releasor’s fire or extended coverage insurance policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair such policies, or prejudice the right of the releasor to recover thereunder.  Landlord and Tenant each agrees that any fire and extended coverage insurance policies carried by each of them respectively and covering the Demised Premises or their contents will include such a clause or endorsement as long as the same shall be obtainable without extra cost, or, if extra cost shall be charged therefor, so long as the other party pays such extra cost.  If an extra cost shall be chargeable therefor, each party shall advise the other of the amount of the extra cost.

SECTION 17: LIABILITY

17.1           Landlord and the Landlord’s agents and employees shall not be liable for any and all claims for damages to persons and property sustained by Tenant or Tenant’s agents, employees, assigns, licensees, concessionaires, invitees or any person claiming through said parties resulting from any accident or occurrence in or upon the Demised Premises, and Tenant waives any and all claims for damages to person or property sustained by Tenant or Tenant’s agents, employees and assignees, unless such damage is caused by or due to the negligence of Landlord or Landlord’s agents, employees and invitees.  Said waiver shall include, but not be limited to, claims for damage to person or property, including product and other contents, resulting from any equipment or appurtenance out of repair, defective electrical, heating, mechanical, air conditioning, plumbing, sewer, water system or installations or from the operation of said equipment or installation, or damage by broken glass, ice, water, snow, gas entering the Demised Premises, or for the acts, omissions or negligence of trespassers.

17.2           Tenant shall be liable for any damage to the Demised Premises or property therein which may be caused by its act or negligence or the acts or negligence of its agents, employees, assigns, licensees, concessionaires, invitees or any person claiming through said parties and Landlord may, at its option, after the expiration five (5) business days (or a shorter period if an emergency exists) after receipt by Tenant of written notice from Landlord of such damage, and Tenant’s failure to undertake repair of such damage, repair such damage and Tenant shall thereupon reimburse and compensate Landlord as additional rent within thirty (30) days after rendition of a statement by Landlord for the total cost of such repair and damage.  Tenant hereby indemnifies and agrees to defend and hold Landlord harmless and free from damages sustained by person or property and against all claims of third persons for damages arising out of the use by such third party of the Demised Premises and out of Tenant’s use of the Demised Premises and the Common Areas and for all damages and moneys paid out by Landlord in settlement of any claims or judgments, as well as for all expenses and attorney’s fees incurred in connection therewith unless such damages are caused by the negligence of Landlord.

SECTION 18: COMPLIANCE WITH LAWS; ENVIRONMENTAL LAWS

18.1           Generally.  During the term of this Lease, Tenant shall comply with all requirements of the Fire Underwriters of any duly constituted public authority, and with the requirements of any Federal, State, County or local law, regulation or ordinance and any federal guidelines or codes applicable to the ownership, control, use and occupancy of the Demised Premises and any repairs or work performed on the Demised Premises by Tenant, and Tenant agrees to indemnify Landlord and save Landlord harmless from and against any penalty, damage or charge imposed for any violation by Tenant and its successors, assigns, sublessees, licensees, agents and employees during the term of this Lease. Tenant agrees to provide Landlord with copies of Tenant’s safety and evacuation plans.

18.2           Environmental Laws.

(a)           Definitions

“Environmental Laws” shall mean all federal, state and local statutes, rules, regulations and ordinances pertaining to protection of public health and the environment.

“Environmental Permits” shall mean any and all permits, licenses, registrations or other authorizations required by Environmental Laws in connection with the, use or operation of the Demised Premises.

“Hazardous Substances” shall include flammable explosives, radon, radioactive materials, asbestros, urea formaldehyde foam insulation, polychlorinated wastes, toxic substances, biphenyl, petroleum and petroleum products, methane, hazardous materials or related materials, including but not limited to those  substances listed or defined in  42 U.S.C. § 9601(14), 42 U.S.C. §6903(5) or New York’s Environmental Conservation Law and any other applicable Environmental Law and regulations promulgated thereunder. “Release” shall have the meaning given to it under 42 U.S.C. § 9601(22).

(b)           The Parties agree and acknowledge that:

(1)           Landlord has provided to Tenant a certain Phase I Environmental Assessment prepared by LaBella Associates, P.C., dated November, 2004 and a certain Phase II Environmental Site Assessment:  Site Characterization prepared by LaBella Associates, P.C. dated August, 2005 (collectively, the “Environmental Reports”) relating to the Demised Premises, which Environmental Reports reveal the presence of hazardous substances on portions of the Demised Premises.  Tenant may rely on these Reports as a basis for defining the environmental condition of the Demised Premises as of the Commencement Date for purposes of allocating potential environmental liabilities but shall not be limited to the use of these reports to establish any such allocation.

(2)           Primarily due to the fact that investigations have been recently conducted as set forth in the Environmental Reports, Landlord has denied Tenant’s request to perform an additional environmental investigation (“Baseline Investigation”) prior to the Commencement Date to further define and delineate the nature and extent of the presence of hazardous substances at the Demised Premises.

(c)           Tenant covenants and agrees as follows:

(1)           Tenant shall, in its use and occupancy of the Demised Premises, comply in all material respects with all applicable Environmental Laws and obtain and comply with all required Environmental Permits.  All such permits shall be made available for Landlord’s review during

Tenant’s normal business hours.  Tenant agrees to provide Landlord upon Landlord’s request with all MSDS sheets related to any product on site.

(2)           Tenant shall not use, generate, treat, store or dispose of any Hazardous Substance on the Demised Premises except those necessary to, or customarily used in, the operation of the Tenant’s business (including those present in maintenance and repair, landscaping or office equipment or supplies) and only in compliance with Environmental Laws.

(3)           Tenant shall take all necessary precautions to prevent a Release of a Hazardous Substance at the Demised Premises, and shall promptly address and fully remediate, at Tenant’s expense, any Release which does occur.  In the event a Release or the threat of a Release occurs which requires reporting under any Environmental Law, Tenant shall provide Landlord with a copy of any such notification.

(4)           Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, actions, damages, costs, demands or other liabilities, including attorneys’ fees and expert witness fees (collectively, “Losses”) caused by or resulting from the use, storage or disposal and Release of any Hazardous Substance which were both (the use, storage or disposal and the Release) caused by Tenant during the course of Tenant’s occupancy of the Demised Premises.  .

(d)           Landlord covenants and agrees as follows:

(1)           Landlord has provided Tenant with all documents and information known to Landlord or its officers, directors, shareholders, agents, consultants or attorneys, regarding the environmental condition of the property and all existing, past, or required Environmental Permits.

(2)           Except for those Losses described in 18(c)(4) and any claims for personal injuries asserted by employees of Tenant, Landlord shall indemnify, defend and hold harmless Tenant from and against any and all Losses caused by or resulting from the presence at, on or under the Demised Premises of any Hazardous Substance regardless of when such Losses occur.

(3)             In the event Landlord disputes the responsibility for any Losses, Landlord shall bear the burden of proof and responsibility.  If Landlord can prove that any portion of any Losses are or were due to an act of the Tenant, responsibility for any such Losses shall be equitably allocated between the Parties.

(e)           All representations, covenants, agreements and indemnifications set forth in this Section 18 shall survive the termination of this Lease.

SECTION 19: RIGHT OF ENTRY

19.1           Landlord and its authorized agents and regulatory agencies shall have the right to enter the Demised Premises during normal working hours upon reasonable notice to Tenant (except in the case of emergency, in which event no notice shall be required) for the purpose of inspecting the general condition and state of repair of the Demised Premises and to perform any of Landlord’s repair and maintenance obligations hereunder.

19.2           Landlord and its authorized agents shall have the right to enter the Demised Premises during normal working hours upon reasonable notice to Tenant accompanied by a representative of Tenant for the showing of the Demised Premises to prospective tenants or purchasers.

19.3           Except under the terms set forth in the preceding sections 19.1 and 19.1, Landlord and its agents, including all employees and agents of LMC Industrial Contractors, Inc. and/or LMC Power Systems, Inc., shall not enter the Demised Premises without permission of Tenant, and Tenant shall have the right to fence, lock and secure the Demised Premises against unauthorized entry.

SECTION 20: DEFAULT

20.1           If any one or more of the following events (herein sometimes called “events of default”) shall happen:

(a)           If default shall be made in the due and punctual payment of any rent or additional rent payable under this Lease or any part thereof when and as the same shall become due and payable, and such default shall continue for a period of ten (10) days after the date on which such payment is due to Landlord; or

(b)           If default shall be made by Tenant in the performance or compliance with any of the agreements, terms, covenants or conditions in this Lease provided, other than as referred to in the foregoing subparagraph (a) of this Section 20.1, for a period of thirty (30) days after written notice from Landlord to Tenant specifying the items in default, or in the case of a default of a covenant which cannot with due diligence, be cured within said thirty (30) day period, the time of Tenant within which to cure the same shall be extended for such time as may be necessary to cure the same with all due diligence, provided Tenant commences promptly and proceeds diligently to cure the same, and further provided that such period of time shall not be so extended as to subject Landlord to any criminal liability or forfeitures; or

(c)           If Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in the appointment of any bankruptcy or insolvency trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Demised Premises; or

(d)           If within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future federal, state or other bankruptcy or insolvency statute or law, such proceeding shall not have been dismissed or if, within sixty (60) days after the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of all or substantially all of its properties or of the Demised Premises such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within sixty (60) days after the expiration of any such stay, such appointment shall not have been vacated.

Then and in any such event Landlord at any time thereafter may give written notice to Tenant specifying such event of default or events of default and stating that this Lease and the term hereby demised shall expire and terminate on the date specified in such notice, which shall be at least three (3) days after the giving of such notice, and upon the date specified in such notice this Lease and the term hereby demised and all rights of Tenant under this Lease shall expire and terminate, and Tenant shall remain liable as hereinafter provided.

20.2           Upon any such expiration or termination of this Lease, Tenant shall quit and peacefully surrender the Demised Premises to Landlord, and Landlord, upon or at any such expiration or termination, may without further notice enter upon and re-enter the Demised Premises and possess and repossess itself thereof, by force, summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Demised Premises and may have, hold and enjoy the Demised Premises and the right to receive all rental income of an from the same.  In the event of any default as set forth in paragraphs (c) and (d) of Section 20.1 above shall occur, Tenant agrees that it will either assume or reject this Lease within sixty (60) days after the filing of the proceeding described in said paragraphs.  In the event this Lease is not assumed within said sixty (60) day period, then Tenant deems this Lease rejected.

20.3           In case of any such termination, the rents and all other charges required to be paid up to the time of such termination, re-entry or dispossess, shall be paid by Tenant and Tenant shall also pay to Landlord all reasonable expenses which Landlord may then or thereafter incur for legal expenses, attorney’s fees, brokerage commissions and all other reasonable costs paid or incurred by Landlord for restoring the Demised Premises to good order and condition, ordinary wear and tear excepted.  Landlord may, at any time and from time to time, relet the Demised Premises, in whole or in part, for any rental then obtainable either in its own name or as agent of Tenant, for a term or terms which, at Landlord’s option, may be for the remainder of the then current term of this Lease or for any longer or shorter period.

20.4           If this Lease be terminated as aforesaid, Tenant nevertheless covenants and agrees notwithstanding any entry or re-entry by Landlord whether by summary proceeding, termination or otherwise, to pay and be liable for on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered as aforesaid, and whether the Demised Premises be relet or remain vacant in whole or in part or for a period less than the remainder of the term, and for the whole thereof, but in the event the Demised Premises be relet by the Landlord, Tenant shall be entitled to a credit (but not in excess of the rent or other charges reserved under the terms of this Lease) in the net amount of rent received by Landlord in reletting the Demised Premises or fees received by Landlord in operating the Demised Premises after deduction of all expenses and costs incurred or paid as aforesaid in reletting or operating the Demised Premises and in collecting the rent or fees in connection therewith.  Suit or suits for the recovery of the deficiency or damages referred to in this Section 20.4 or for any installment or installments of fixed rent or additional rent hereunder, or for a sum equal to any such installment or installments, may be brought by Landlord at once or from time to time at Landlord’s election, and nothing in this Lease contained shall be deemed to require Landlord to await the date whereon this Lease or the term hereof would have expired by limitation had there been no such default by Tenant or no such cancellation or termination.

20.5           Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord or

Tenant of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the party in question of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

20.6           Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws, in the event of eviction or dispossession of Tenant by Landlord under any provisions of this Lease.  No receipt of moneys by the Landlord from the Tenant, after the termination in any way of this Lease or after the giving of any notice, shall reinstate, continue or extend the term of this Lease, or affect any notice given to Tenant prior to the receipt of such money, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Demised Premises, the Landlord may receive and collect any rent due, and the payment of said rent shall not waive or affect said notice, said suit or said judgment.

20.7           Tenant covenants and agrees that, except as maybe otherwise provided for in this Lease, if Tenant shall at any time fail to make any payment or perform any other act on its part to be made or performed under this Lease, the Landlord after seven (7)  days’ written notice received by Tenant (or a shorter period in the event of an emergency) may, but shall not be obligated to, and without waiving or releasing Tenant from any obligation of Tenant under this Lease, make such payment or perform such other act to the extent the Landlord may deem desirable, and in connection therewith to pay reasonable expenses and employ counsel.  All sums so paid by the Landlord and all expenses in connection therewith, together with interest thereon at the rate of eighteen percent (18%) per annum (or such lesser rate of interest as may be the maximum permitted by applicable law) from the date of such payment, shall be deemed additional rent hereunder and be payable to the Landlord on demand.

20.8           In the event of a default or threatened default by Tenant of any of the covenants or provisions of this Lease, Landlord shall have the right to enjoin any such default or threatened default.

20.9           Landlord and Tenant each covenants and agrees to pay on written demand, the other’s expenses, including reasonable attorney’s fees, to the extent incurred in successfully enforcing any obligations of the other under this Lease or in curing any default by the other under this Lease.

SECTION 21: DAMAGE AND DESTRUCTION

21.1           If the Demised Premises shall be damaged by fire or other causes, without default or neglect of Tenant, its servants, employees, agents, visitors, or licensees, but are not wholly untenantable, the damage shall be promptly repaired by Landlord at its own expense.  In such event this Lease shall not terminate, and shall remain in full force and effect, but the rent due by Tenant shall abate in proportion to the loss of use by the Tenant of the Demised Premises while the Demised Premises are being repaired.  Due allowance shall be made for delays from labor troubles, material shortages, or any other causes, whether similar or dissimilar to the foregoing, beyond Landlord’s control.  If, however, the Demised Premises are rendered wholly untenantable by fire or other causes, and Landlord does not intend to rebuild the same, or if the Building of which the Demised Premises are a part shall be so damaged, whether the Demised Premises themselves are damaged or not, that Landlord determines to demolish or rebuild the Building, then in any of such events Landlord may, within sixty (60) days after such damage or destruction, give Tenant notice in writing of its decision, and thereupon this Lease shall terminate thirty (30) days after such notice is given, and Tenant shall immediately vacate the Demised Premises and surrender the same to Landlord, paying rent to the time Demised Premises were rendered wholly untenantable, or, if the Demised Premises were not rendered wholly untenantable, to the time the Demised Premises are surrendered to Landlord.  If, however, within said sixty (60) days Landlord shall notify Tenant that it intends to repair or rebuild the Demised Premises, then this Lease shall not terminate but shall remain in full force and effect, and Landlord shall promptly repair and/or rebuild the Demised Premises at its expense (except that Landlord shall not be responsible for repairing or replacing Tenant’s property in the Demised Premises) and the rent the rent due by Tenant shall abate in proportion to the loss of use by the Tenant of the Demised Premises while the Demised Premises are so being repaired.

21.2           No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Demised Premises.  Tenant hereby waives the provisions of Section 227 of the New York Real Property Law or any law of like impact now or hereafter in effect.

SECTION 22: EMINENT DOMAIN

22.1           If the fee of all or any portion of the Building and land underlying the same is condemned or appropriated or purchased in lieu thereof by any competent authority, then, and in that event, the term of this Lease shall cease and terminate on the date possession is to be given to the condemning authority.

22.2           In the event of any condemnation or taking as aforesaid, whether whole or partial, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by the Tenant in Tenant’s own right, including any and all damage to Tenant’s business by reason of the condemnation and for or on account of any cost or loss to which Tenant might be put in the loss or removal of Tenant’s merchandise, furniture and fixtures and leasehold improvements which have not become a part of the realty.  Any award for the land, building and improvements upon the Premises, and for damages to the residue, shall belong to the Landlord and the Tenant shall not be entitled to any part thereof.

SECTION 23: VACATION OF PREMISES

23.1           Tenant shall and will, on the last day of the term hereof, and upon any earlier termination of this Lease, or upon re-entry by Landlord upon the Demised Premises pursuant to Section 19 hereof, surrender and deliver up the Demised Premises into the possession and use of Landlord without fraud or delay in good order, condition and repair, reasonable wear and tear excepted (except as may otherwise be provided for in this Lease), free and clear of all lettings and occupancies other than subleases then terminable at the option of Landlord thereof, or subleases to which Landlord shall have specifically consented, and free and clear of all liens and encumbrances other than those, if any, created by Landlord.  In the event Tenant fails to surrender the Demised Premises to Landlord in the condition required hereunder, Landlord may cause the same to be done for Tenant, and Tenant agrees to pay the cost thereof as additional rent within five (5) days after receipt of an invoice from Landlord.

23.2           The provisions of this Section 23 shall survive the expiration or any termination of this Lease.

SECTION 24: INVALIDITY OF PARTICULAR PROVISIONS

24.1           If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which such term or provision his held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

SECTION 25: NOTICES

25.1           All notices, demands and requests required under this Lease shall be in writing.  All such notices, demands and requests shall be deemed to have been properly given if served personally or sent by United States Registered or Certified Mail, postage prepaid, addressed to Landlord at:

9431 Foster Wheeler Road
Dansville, New York 14437
Attention:  Mr. Richard Rizzieri

and to Tenant at:                                  American Motive Power, Inc.
1125 South Walnut Street
South Bend, Indiana  46619
Attention: John A. Martell and James M. Lewis

or such other persons and addresses as Landlord and Tenant may from time to time designate by written notice addressed to the other.  Notices, demands and requests which shall be served by Registered or Certified mail upon Landlord of Tenant, in the manner aforesaid, shall be deemed sufficiently served or given for all purposes here under at the time such notice, demand or request shall be actually delivered to the Landlord or the Tenant, as the case may be.

SECTION 26: QUIET ENJOYMENT

26.1           Tenant, upon paying the rent, additional rent and charges herein provided for and observing and keeping all covenants and conditions of this Lease on its part to be kept, shall quietly have and enjoy the Demised Premises during the term of this Lease without hindrance of molestation by anyone, except as otherwise provided herein.

SECTION 27: SUBORDINATION

27.1           Tenant agrees that this Lease is automatically subject and subordinate to any and all ground or underlying leases and to any and all mortgages or consolidated mortgages, deeds of trust, or renewals, modifications, and extensions thereof, or to any other forms or methods of financing or refinancing of the Property of which the Demised Premises are a part, or of any part of said Property, whether such mortgages, deeds of trust, or other forms or methods of financing or refinancing are now or are hereafter executed, delivered, and recorded. Notwithstanding such subordination to any such subsequent mortgage, Tenant's right to quiet possession of the Premises shall not be disturbed if

Tenant is not in default and so long as Tenant pays the rent and observes and performs all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. Tenant does herein covenant and agree that it will, upon demand at any time, execute, acknowledge, and deliver any and all instruments that may be necessary or proper to further evidence this subordination, including any reasonable subordination, non-disturbance and attornment agreement and any estoppel certificate requested by Landlord’s lender. If Tenant shall fail at any time to execute and deliver any such estoppel certificate or subordination instruments, upon request by Landlord, its assigns or successors, Landlord, its assigns or successors, in addition to any other remedies available to it, may execute, acknowledge and deliver such subordinate instruments as the attorney-in-fact of Tenant and in Tenant’s name and place, and for such purpose Tenant does hereby irrevocably appoint Landlord, its assigns or successors, as its attorney-in-fact.

SECTION 28: MISCELLANEOUS PROVISIONS

28.1           Recordation.  At the request of Landlord, Tenant agrees to execute a Memorandum of Lease in compliance with Section 291-C of the Real Property Law of the State of New York for the purpose of recording this Lease in the Livingston County Clerk’s Office.  This Memorandum of Lease may be recorded by either party.

28.2           Captions.  The captions of this Lease are for convenience and reference and in no way define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

28.3           New York Laws to Govern Construction and Enforcement.  This Lease shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard or reference to its conflict of laws principles. Tenant hereby consents to the jurisdiction of any local, state or federal court selected by Landlord that is located in Livingston or Monroe County, New York, and agrees not to disturb such choice of forum by Landlord.

28.4           Entire Agreement.  Upon the execution and delivery hereof, this instrument shall constitute the entire agreement between Landlord and Tenant for the Demised Premises.  Tenant agrees that in signing this Lease it is not relying on any warranties, representations or agreements other than those expressly contained in this Lease.  This Lease cannot be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

28.5           Brokers Commission. Landlord and Tenant each covenants and represents that it has not dealt with any real estate broker in connection with this Lease and agrees to indemnify and save the other harmless against any and all other claims for brokerage commissions.

28.6           Successors and Assigns.  The covenants and agreements herein contained shall bind and insure to the benefit of Landlord, its successors and assigns, and Tenant, its successors and assigns, except as otherwise provided herein.

28.7           Certificates.  Tenant agrees at any time and from time to time, upon not less than ten (10) days’ prior notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the commencement date, and the dates to which the rent and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate Landlord is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant to this Section may be relied upon by any lender and by any prospective purchaser of the fee of the Premises or of Landlord’s interest in this Lease.

28.8           Force Majeure.  In the event that either Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of Act of God, strikes, lockouts, labor troubles, inability to procure materials (including energy), power, casualty, inclement weather, restrictive governmental laws, orders or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of any such act shall be extended for a period equivalent to the period of such delay.  All claims by Landlord or Tenant for an extension of time shall be made in writing to the other no more than thirty (30) days after the occurrence of the delay; otherwise the delay shall be waived.  In the event of a continuing cause of delay, only one claim is necessary.  The provisions of this Section shall not operate to excuse Tenant from prompt payment of rent, additional rent or any other payments required by the terms of this Lease.

28.9           Waiver.  No waiver of any condition or legal right or remedy shall be implied by the failure of either Landlord or Tenant, as the case may be, to declare a default or a forfeiture, or for any other reason, and no waiver of any condition or covenant shall be valid unless it is in writing signed by the party against whom such waiver is being claimed, nor shall the waiver of a breach of any condition be claimed or pleaded to excuse a future breach of the same condition or covenant or any other condition or covenant.

28.10           Authority.  Landlord and Tenant each hereby warrant and represent that it has the necessary power and authority and has taken all necessary action to enter into this Lease and to perform all of the covenants, terms and conditions on its part to be performed as set forth in this Lease.

28.11           Rules and Regulations.  Landlord reserves the right to adopt and promulgate from time to time reasonable rules and regulations and to amend and supplement the same, applicable to the occupancy of the Building.  Such rules and regulations shall not prohibit or interfere with the essential activities required by Tenant to operate the Business.  Notice of such rules and regulations and supplements thereof, if any, shall be given to Tenant.  Upon receipt of such notice, Tenant agrees to abide by such rules and regulations as if fully set forth herein.

28.12           Counterparts.  This Lease may be signed in counterparts, and each counterpart, once signed and delivered is deemed to be an original; however, all of the counterparts shall constitute one single instrument.

28.13           Non-Discrimination.  Tenant agrees that it will not discriminate against any person or business or applicant for employment or against any person or business in the letting of contracts for work performed at the Demised Premises because of race, color, religion, sex, national origin or income level.

28.14           Right of Set-Off.  Tenant may set off against rent or any other amounts payable to Landlord under the terms of this Lease any amounts owed by Lawrence Mehlenbacher, Joseph Fearon, Thomas Coll, Richard Rizzieri and Gary Walsh (collectively, the “Shareholders”) or any of them to MISCOR Group, Ltd. pursuant to the terms of the AMP Stock Purchase Agreement between the Shareholders and MISCOR entered into the same date as this Lease.  Tenant may only exercise its rights of set-off for amounts which a court of competent jurisdiction finds due from the Shareholder(s) to MISCOR by a final unappealable order.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be signed as of the day and year first above written.

Landlord:

DANSVILLE PROPERTIES, LLC

By:
Lawrence D. Mehlenbacher
Its: Sole Member

Tenant:

AMERICAN MOTIVE POWER, INC.

By:
John A. Martell
Its: President

EXHIBIT “A”

MAP

EXHIBIT “B”

LANDLORD’S WORK

•	Communications
	O	Landlord will work with service provider-jointly with Tenant-to segregate services in a mutually cost effective manner
▪ ISP services
▪ Telephone services
O
Landlord will work with Tenant/Technology personnel to segregate joint business operations currently serviced by consolidated server technologies to insure complete migration and severance of service of and for information from the AMP network

	O	Provisions will be made by Landlord to provide incoming services for IT and telephone services by February 1, 2008

•	Roof
	O	Landlord will repair roof sections over Demised Premises to ensure a “dry shell” for Tenant
	O	Roof repairs will be completed by September 30, 2008

•	Utility Metering
	O	Landlord will make every effort to expeditiously insure the installation of metering devices for the various facility services including gas, electricity, and water
	O	Tenant will pay for pro-rata services based on square footage until final installation and commissioning of metering device
	O	Utility Metering will be completed by April 1, 2008

•	Air Compressor
O
Landlord and Tenant will engineer a solution to accurately measure the use by Tenant and other tenants of the air compressor which is located in the Demised Premises, so that the costs of operating the air compressor can be allocated equitably

	O	Tenant shall retain the right to obtain its own air compressor and shift to Landlord all responsibility for the current air compressor

•	Driveway/Parking Area Repairs/Replacement
	O	Repair or Replacement decisions based upon judgment of Landlord
	O	Driveway/Parking repairs/replacement will be completed on as needed basis

EXHIBIT “C-1”

TENANT’S RESPONSIBILITIES FOR MAINTENANCE
AND REPAIR OF RAILROAD TRACKS

o	Track Space-Interior/Exterior
	▪	Existing track space must accommodate multiple businesses
	▪	It is assumed that Tenant’s requirements will be the greatest

o	Tenant is responsible for all track maintenance in following areas, as designated on Exhibit “A”
		•	3-1	Track going in to bay 3 first track
		•	3-2	Track going in to Shot Blast
		•	6-1	First track through Bay 6 Door 1
		•	6-2	Second track through Bay 6 Door 2
		•	6-3	Third Track through Bay 6 Door 3
		•	6-4	Fourth Track through Bay 6 Door 4
		•	6-5	Wash Track from South switch to North Switch
	▪	All maintenance work approved by Landlord
	▪	All sub-contractor insurances required

o	All interior track extensions to be approved by Landlord

o	Existing track property of Landlord

o
Tenant shall have access to use any and all tracks on the Property to move or store locomotives, but the following track serving facility Bays 1, 8, and 9, as designated on Exhibit “A”, must be kept clear or reasonably accessible to accommodate other tenants and Tenant will be responsible for movement of materials in/out as required

		•	1-1
		•	8-1
		•	9-1

EXHIBIT “C-2”

TENANT’S RESPONSIBILITIES FOR MAINTENANCE
AND REPAIR OF OVERHEAD CRANES

•	Crane maintenance within the Demised Premises
	▪	Electrical issues, inspections, routine and major replacements-
		•	General repairs on Landlord
		•	Repairs related to improper rigging, misuse, or other non-general will be Tenant’s responsibility
			o	All work related to misuse is either performed by or approved by Landlord
			o	Tenant shall provide all outside service records to Landlord
	▪	Tenant must document all users/employees are initially and regularly trained in proper use and operation
	▪	Tenant must carry insurances that names Landlord as an insured under the policy at policy limits and by a carrier acceptable to Landlord
	▪	Landlord will log and keep records related to servicing of cranes

LANDLORD GUARANTY

In order to induce the Tenant to enter into this Lease, the undersigned (the “Guarantor”) hereby guarantees the payment and performance of all the Landlord’s obligations contained in Section 18(d)(2) of this Lease.  This Guaranty is an absolute and unconditional guarantee of payment and of performance.  It shall be enforceable against Guarantor without the necessity of any suit or proceedings on Tenant’s part of any kind or nature whatsoever against Landlord and without the necessity of any notice of non-payment, non-performance or non-observance or of any notice of acceptance of this Guaranty or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives.  Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall not be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Tenant against Landlord any of the rights or remedies reserved to Tenant pursuant to the provisions of this Lease.  This Guaranty shall be binding upon Guarantor and his successors and assigns, and shall inure to the benefit of Tenant and its successors and assigns.  If litigation is brought to enforce this Guaranty, the prevailing party shall recover its reasonable attorney fees, court costs and expenses from the other party.

Dated:
Lawrence Mehlenbacher

STATE OF NEW YORK	)
COUNTY OF LIVINGSTON	)

The foregoing instrument was executed before me this 8th day of January, 2008, by Lawrence Mehlenbacher.

, Notary Public

My commission expires:

TENANT GUARANTY

In order to induce the Landlord to enter into this Lease, the undersigned (the “Guarantor”) hereby guarantees the payment and performance of all the Tenant’s obligations contained in this Lease.  This Guaranty is an absolute and unconditional guarantee of payment and of performance.  It shall be enforceable against Guarantor without the necessity of any suit or proceedings on Landlord’s part of any kind or nature whatsoever against Tenant and without the necessity of any notice of non-payment, non-performance or non-observance or of any notice of acceptance of this Guaranty or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives.  Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall not be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Landlord against Tenant any of the rights or remedies reserved to Landlord pursuant to the provisions of this Lease.  This Guaranty shall be binding upon Guarantor and its successors and assigns, and shall inure to the benefit of Tenant and its successors and assigns.  If litigation is brought to enforce this Guaranty, the prevailing party shall recover its reasonable attorney fees, court costs and expenses from the other party.

MISCOR Group, Ltd.

Dated:
John A. Martell, President and CEO

STATE OF NDIANA	)
COUNTY OF ST. JOSEPH	)

The foregoing instrument was acknowledged before me this 8th day of January, 2008, by John A. Martell, the President of MISCOR Group, Ltd., an Indiana corporation, on behalf of the corporation.

James M. Lewis, Notary Public
My commission expires: